Exhibit 10.5

LIFE PARTNERS HOLDINGS, INC.

CHANGE IN CONTROL PROTECTION AGREEMENT

     This Agreement is entered into as of August 7, 2006, (the “Effective Date”) by and between Life Partners Holdings, Inc. and Life Partners, Inc. (collectively the “Company”), and Deborah Carr (“Executive”).

1.             Background.

(a) Positions and Duties. As of the Effective Date, Executive serves as Vice-President of Life Partners, Inc.

(b) Purpose. The Company considers the maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its shareholder. The Company recognizes that identifying possible merger candidates, strategic partners, the purchase of large or controlling blocks of stock (either in private transactions or on the open market) or other changes in the Company’s structure may be unsettling to Executive and other certain senior executives of the Company and may result in the departure or distraction of management personnel to the detriment of the Company and its shareholder. The board of directors (“Board”) has determined that it is in the best interests of the Company to minimize these concerns by entering into a Change in Control agreement with Executive, to provide Executive with a continuation of benefits in the event Executive’s employment with the Company terminates under certain limited circumstances. In exchange, Executive has agreed to continue his or her employment with the Company under the terms of this Agreement.

2.             Termination for other than Cause, Death or Disability or Resignation for Good Reason within Eighteen Months of a Change in Control.

(a) If within eighteen (18) months following a Change in Control:

(i) the Company terminates Executive’s employment with the Company other than for Cause, death or disability, or

(ii) Executive resigns from his employment with the Company for Good Reason, then, subject to Section 5, Executive will be entitled to benefits as set forth in Section 2(b).

(b) Benefits. Within ten (10) days of the date of Executive’s termination of employment, Executive shall be entitled to:

               (i) Payment of a lump sum payment equal to the sum of:

(1)	any earned but unpaid compensation (including the cash equivalent of vacation time accrued , and

(2)	an amount equal to the Executive’s annual Base Salary for the twenty-four (24) month period ending on the date of Executive’s termination of employment, and

(3)	an amount equal to the greater of two times:
(e)	the total of all bonus compensation paid to Executive during the twelve (12) month period prior to the date of Executive’s termination of employment; or
(f)	the average total of all bonus compensation paid to Executive during the thirty-six (36) month period prior to the date of Executive’s termination of employment

(ii) For a period of one (1) year following Executive’s termination, the provision to Executive (and Executive’s dependents, if applicable) of the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions as existed immediately prior to Executive’s termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot continue to participate in the Company plans providing such benefits, the Company shall pay Executive a cash payment in an amount equivalent, on an after-tax basis to the Executive, to the cost of such benefits. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

3.             Other Terminations of Employment. If Executive’s employment with the Company is terminated voluntarily by Executive (except upon resignation for Good Reason within eighteen months after a Change in Control), for Cause by the Company or due to Executive’s death or disability, then Executive will be entitled to no benefits under this Agreement and will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

4.             Certain Additional Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

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(b) Subject to the provisions of Section 4(a), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Company shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, (ii) the Audit Committee of the Board of Directors of the Company determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 4 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

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5.             General Provisions.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 2 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company. No severance pursuant to this Agreement will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to Section 2 or otherwise on or within the six-month period following Executive’s termination will accrue during such six-month period and will become payable in a single lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of Section 2, if the Company reasonably determines that the imposition of additional tax under Section 409A of the Code will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

(c) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

6.             Definitions.

(a) Cause means the Executive’s

(i) willfully engaging in illegal conduct or gross misconduct which is materially injurious to the Company;

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(ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude;

(iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to the Executive at the expense of the Company;

(iv) willful material breach of any written policies of the Company (which policy or policies previously was provided to Executive); or

(v) willful and continual failure to substantially perform his or her duties with the Company (other than a failure resulting from his or her incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.

(b) Change in Control means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger, consolidation, agreement of strategic partnership or any other similar change in the business structure of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

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(c) Good Reason. For the purposes of this Agreement, “Good Reason” means without the Executive’s prior written consent,

(ix)	A significant reduction of Executive’s duties, position, responsibilities or authority, relative to Executive’s duties, position, responsibilities or authority in effect immediately prior to the Change in Control;
(x)	A reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to the Change in Control;
(xi)	A reduction in Executive’s base salary or annual cash incentive as in effect immediately prior to the Change in Control; or
(xii)	The relocation of Executive’s place of employment to a facility or location more than thirty-five (35) miles from his current place of employment.

7.             Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8.             Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Life Partners Holdings, Inc.
204 Woodhew Dr.
Waco, TX 76712

If to Executive:

at the last residential address known by the Company.

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9.              Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

10.            Jurisdiction and Venue. Any legal action brought to enforce this agreement shall be brought in the state or federal courts of Texas in the venue of McLennan County.

11.            Integration. This Agreement, together with the Prior Change in Control Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

12.            Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

13.            Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

14.            Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

15.            Governing Law. This Agreement will be governed by the laws of the State of Texas.

16.            Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

17.            Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

Life Partners Holdings, Inc.

By:	/s/ BRIAN D. PARDO
Brian D. Pardo, President

EXECUTIVE:

By:	/s/ DEBORAH CARR
Deborah Carr

ACKNOWLEDGED AND APPROVED ON BEHALF OF
THE COMPENSATION COMMITTEE BY:

/s/ TAD BALLANTYNE
Tad Ballantyne, Compensation Committee Chairman

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